THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement amends the Contract to which it is attached so that it may qualify as an Individual Retirement Annuity (“IRA”) under Section 408(b) of the Internal Revenue Code (“Code”) and the applicable Regulations for IRAs under that Section. In the event of any conflict between the terms of this Contract to which this Endorsement is attached, including the terms of any other riders or endorsements to the Contract, and any sections of the Code applicable to annuities governed by Section 408(b), the Code will govern. This Endorsement may be amended from time to time to comply with changes in the Internal Revenue Code, any rulings, regulations or requirements promulgated thereunder. Any such change would be subject to New York State Department of Insurance approval. The Owner has the right to refuse to accept any such amendment; however, We shall not be held liable for any tax consequences incurred by the Owner as a result of such refusal. The Owner shall comply with the tax qualified plan provisions to prevent loss of the advantages of tax deferral and to prevent tax penalties. The Company is not liable for any tax or tax penalties paid by any party resulting from failure to comply with the Code and any rulings, regulations, and requirements thereunder relating to this Contract.

The effective date of this Endorsement is the Contract Date shown on the CONTRACT DATA PAGE. The Contract is amended as follows:

1.	Owner

The Owner, Annuitant and Payee shall be the same individual. Joint Owners cannot be named under the Contract. The Owner, Annuitant and Payee cannot be changed, except as otherwise permitted under the Code and applicable regulations. All distributions made while the Owner is alive must be made to the Owner.

2.	Exclusive Benefit, Nonforfeitable, and NonTransferable

This Contract is established for the exclusive benefit of the Owner and his/her Beneficiary(ies). If this is an inherited IRA within the meaning of Code § 408(d)(3)(C) maintained for the benefit of a Designated Beneficiary of a deceased Owner, references in this Endorsement to the “Owner” are to the deceased Owner.

The interest of the Owner under this Contract shall be nonforfeitable except as provided by law.

This Contract is nontransferable by the Owner. This Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Section 408(d)(6) of the Code) to any person other than to the Company.

3.	Maximum Permissible Annual Contribution and Restrictions on Kinds of Contributions

Contributions are subject to the Premium (“Purchase Payments”) restrictions shown on the CONTRACT DATA PAGE and provisions of the Contract to which this Endorsement is attached. This Contract does not require fixed premiums.

(a)	Maximum Permissible Amount

Except in the case of a rollover contribution (as permitted by Code §§ 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)), a nontaxable transfer from an individual retirement plan under Code § 7701(a)(37), or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code § 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed the limit under Code § 219(b)(1). For any taxable year beginning in 2008 and years thereafter, the limit is $5,000.

After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code § 219(b)(5)(DC). Such adjustments will be in multiples of $500.

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(b)	In the case of an individual who is age 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

(c)

In addition to the amounts described in paragraphs (a) and (b) above, an individual may make additional contributions (if permitted under the Contract) that are specifically authorized by statute – such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster, and certain amounts received in connection with the Exxon Valdez litigation.

(d)

No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code § 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two (2)-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

(e)

If this is an inherited IRA within the meaning of § 408(d)(3)(C), no additional contributions will be accepted other than a contribution that is in the form of a direct rollover from an eligible retirement plan of a deceased employee that is permitted under Code § 402(c)(11), or a nontaxable transfer from an individual retirement plan under Code § 7701(a)(37) of a deceased individual. If contributions are made in the form of a direct rollover or a nontaxable transfer, the deceased employee with respect to the eligible retirement plan must be the same as the deceased individual with respect to the individual retirement plan.

(f)

Any refund of contributions (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future contributions or the purchase of additional benefits.

4.	Distributions Before Death
(a)

Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner’s interest in the IRA shall be made in accordance with the requirements of Code §§ 408(b)(3) and 401(a)(9) and the regulations thereunder, the provisions of which are herein incorporated by reference. Distribution requirements under the Contract may be waived to the extent permitted under applicable law, subject to any otherwise applicable Contract provision governing distribution amount, frequency, or elections.

(b)

While the individual for whose benefit the Contract is maintained is alive, the entire interest of that individual will commence to be distributed no later than the required beginning date over (a) the life of such individual or the lives of such individual and his or her Designated Beneficiary or (b) a period not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her Designated Beneficiary. If this is an inherited IRA within the meaning of Code § 408(d)(3)(C), this paragraph and paragraph (c) below do not apply.

(c)

Prior to the date that the Contract is annuitized, the amount to be distributed for each calendar year, beginning with the calendar year in which the individual attains age 72 (or age 70 1⁄2 if the individual was born on or before June 30, 1949) and continuing through the calendar year of death, shall not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in Q&A-2 of §1.401(a)(9)-9 of the Income Tax Regulations, using the individual’s age as of his or her birthday in the year. However, if the individual’s sole Designated Beneficiary is his or her surviving spouse and such spouse is more than ten (10) years younger than the individual, then the distribution period is determined under the Joint and Last Survivor Table in Q&A-3 of §1.401(a)(9)-9, using the ages as of the individual’s and spouse’s birthdays in the year.

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(d)

If distributions are made in the form of an annuity, the distribution periods described in paragraph (a) above cannot exceed the periods specified in § 1.401(a)(9)-6 of the Income Tax Regulations and the annuity payments must otherwise comply with the requirements of that section. (See paragraph (d) of section 6 for other special rules for annuities.)

(e)

An individual may take a required minimum distribution with respect to this Contract (other than a distribution made under this Contract in the form of an annuity) from any one (1) or more IRAs that the individual holds as the Owner.

5.	Distributions Upon Death
(a)	If the Owner dies before the distribution of the Owner’s entire interest and the beneficiary is a Designated Beneficiary –
(1)

In general. Subject to the exception for an eligible designated beneficiary in paragraph (a)(2), the entire interest will be distributed within a period not exceeding that permitted by federal tax law.

(2)

Exception for eligible designated beneficiaries. If any portion of the Owner’s interest is payable to (or for the benefit of) an eligible designated beneficiary, such portion will be distributed (in accordance with applicable federal tax law) –

(I)

over the life of such eligible designated beneficiary, or over a period not extending beyond the life expectancy of such eligible designated beneficiary, starting no later than the end of the calendar year following the calendar year of the Owner’s death (or the end of the calendar year in which the Owner would have attained age 72 (or age 70 1⁄2 if the Owner was born on or before June 30, 1949), if later and the eligible designated beneficiary is the surviving spouse of the Owner), or

(II)	within a period not exceeding that permitted by federal tax law.

(3)	Rules upon death of an eligible designated beneficiary.
(I)

If an eligible designated beneficiary dies before the portion of the Owner’s interest to which this paragraph (a) applies is entirely distributed, the exception under paragraph (a)(2)(I) shall not apply to any beneficiary of such eligible designated beneficiary and the remainder of such portion shall be distributed within a period not to exceed that under federal tax law after the death of such eligible designated beneficiary.

(II)

If the eligible designated beneficiary is the surviving spouse of the Owner and the surviving spouse dies before distributions to such spouse under paragraph (a)(2)(I) begin, this paragraph (a) shall be applied as if the surviving spouse were the Owner.

(4)

If annuity income payments commence while the Owner or Designated Beneficiary is alive, the payment duration or amount of annuity income payments may need to be modified after the death of the Owner or Designated Beneficiary(ies) as necessary to comply with provisions (1) through (3) above.

(b)	Application of paragraph (a). Except as otherwise provided under applicable federal tax law –
(1)	paragraph (a) shall apply to distributions with respect to an Owner who dies after December 31, 2019, and

(2)

if the Owner dies before January 1, 2020, and the Designated Beneficiary dies on or after such date, the entire remaining interest in the Contract shall be distributed by the end of the calendar year within a period not exceeding that permitted by federal tax law of such Designated Beneficiary’s death.

(c)

If the Owner dies before the distribution of the Owner’s entire interest and the beneficiary is not a Designated Beneficiary (or paragraph (a) otherwise does not apply under applicable federal tax law), the remaining interest will be distributed as follows –

(1)

If the Owner dies on or after the required beginning date (or dies on or after the date annuity payments commence if distributions commence prior to the required beginning date in the form of an annuity in accordance with the provisions of Q&A-1 of § 1.401(a)(9)-6 of the Income Tax

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Regulations), the remaining interest will be distributed in accordance with Code § 401(a)(9) and the Income Tax Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of the Owner’s death.

(2)

If the Owner dies prior to the required beginning date (and prior to the date annuity payments commence) the remaining interest will be distributed by the end of the calendar year containing the fifth (5th) anniversary of the individual’s death unless otherwise provided under applicable federal tax law. For this purpose, a Designated Beneficiary is generally an individual.

(d)

Life expectancy is determined using the Single Life Table in Q&A-1 of § 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age in the year specified in paragraph (c)(1) and reduced by one (1) for each subsequent year. If distributions are being made in the form of an annuity, life expectancy will not be recalculated.

(e)

The required minimum distributions payable to a Designated Beneficiary from this IRA (other than a distribution made under this Contract in the form of annuity) may be withdrawn from another IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of § 1.408-8 of the Income Tax Regulations.

(f)

The surviving spouse of the Owner who is the sole beneficiary and has an unlimited right to withdraw amounts may elect to treat this Contract as the spouse’s own IRA. This election can be made by re-designating the Contract in the name of the surviving spouse as the Owner rather than as beneficiary. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

6.	Definitions and Special Rules
(a)

Required beginning date. The term “required beginning date” means the first day of April following the calendar year in which the individual for whose benefit the Contract is maintained attains age 72 (or attains age 70 1⁄2 in the case of an individual who was born on or before June 30, 1949).

(b)

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as a beneficiary by the individual. This term will be interpreted consistently with Code § 401(a)(9)(E) and the Income Tax Regulations.

(c)	Eligible designated beneficiary.
(1)	The term “eligible designated beneficiary” means, with respect to an Owner, any Designated Beneficiary who is —
(I)	the surviving spouse of the Owner, or
(II)	an individual not described above who is not more than ten (10) years younger than the Owner

The determination of whether a Designated Beneficiary is an eligible designated beneficiary shall be made as of the date of death of the Owner.

(d)	Special rules for annuity payments. Unless otherwise provided under applicable federal tax law –
(1)	Distributions in the form of an annuity must satisfy the applicable requirements of § 1.401(a)(9)-6 of the Income Tax Regulations, the provisions of which are herein incorporated by reference.

(2)

Distribution in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one (1) year.

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(3)	Annuity payments must satisfy the minimum distribution incidental benefit requirements in Q&A-2 of § 1.401(a)(9)-6 of the Income Tax Regulations.

(4)	Annuity payments must be nonincreasing or increase only as permitted by Q&A-14 of § 1.401(a)(9)-6 of the Income Tax Regulations.

(5)

If distributions (including distributions commencing on or before the required beginning date while the individual is alive) are made in the form of an annuity, the first (1st) annuity payment must be the payment which is required for one (1) payment interval. The second (2nd) payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in accordance with § 401(a)(9)(B)(iii) and (iv), the first (1st) payment, which must be made on or before the date determined under A-3(a) or (b) (whichever is applicable) of §1.401(a)(9)-3 of the Income Tax Regulations, must be the payment which is required for one (1) payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, quarterly, semi-annually, or annually.

(6)

If all or a portion of an individual account (including a deferred annuity contract prior to the date the contract is annuitized) is used to purchase an annuity after distributions are required to commence (the required beginning date in the case of distributions commencing before death, or the date determined under Q&A-3 of § 1.401(a)(9)-3 of the Income Tax Regulations in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with Q&A-1(e) of § 1.401(a)(9)-5 of the Income Tax Regulations.

(7)

Prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited to the individual or beneficiary under the Contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the individual or beneficiary) that will be provided under the Contract.

7.	Periodic Reports

The Company shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

All other terms and conditions of the Contract remain unchanged.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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